Exhibit 99.1

PLUMAS BANCORP REPORTS

HIGHEST QUARTERLY EARNINGS IN ITS HISTORY

QUINCY, California, October 18, 2016 – Plumas Bancorp (Nasdaq:PLBC), the parent company of Plumas Bank (the “Bank”), today announced record earnings for the three and nine months ended September 30, 2016. Earnings during the third quarter of 2016 totaled $2.0 million an increase of $357 thousand, or 22%, from $1.6 million during the three months ended September 30, 2015. Earnings per diluted share increased to $0.39 during the three months ended September 30, 2016 up $0.07 from $0.32 during the third quarter of 2015. For the nine months ended September 30, 2016, Plumas Bancorp (the “Company”) reported net income of $5.4 million, an increase of $1.2 million, or 29%, from $4.2 million during the nine months ended September 30, 2015. Earnings per diluted share increased to $1.06 during the nine months ended September 30, 2016 up $0.24 from $0.82 during the first nine months of 2015.

The annualized return on average assets (ROA) increased to 1.23% for the three months ended September 30, 2016, up from 1.08% for the three months ended September 30, 2015. The annualized return on average equity (ROE) increased to 16.3% during the current quarter up from 15.7% during the third quarter of 2015. ROA increased to 1.18% for the nine months ended September 30, 2016, up from 0.99% for the nine months ended September 30, 2015. ROE increased to 15.7% during the nine months ended September 30, 2016 up from 14.3% during the first nine months of 2015. Book value per share increased to $9.91 at September 30, 2016 up $1.37 from $8.54 at September 30, 2015.

Commenting on the recent quarter’s record performance, Director, President and Chief Executive Officer, Andrew J. Ryback, noted, “The Company’s third quarter performance reflects robust deposit and loan growth, continued strong credit quality and further improved operating efficiency, contributing to a 22% increase in diluted earnings per share to $0.39 for the three months ended September 30, 2016. Our investment in experienced, productive loan officers continues to pay dividends. Because of their efforts, net loans increased by over $55 million or 14% from Septembers 30, 2015. Deposits increased by over $42 million during the same period. With regard to credit quality, non-performing loans decreased by $1.9 million and net charge-offs declined by $233 thousand compared to the same time period one year ago. Finally, our efficiency ratio, which measures our non-interest expenses as a percentage of our revenues, declined to 58% during the three months ended September 30, 2016 compared to 61.5% during the three months ended September 30, 2015.”

Ryback concluded, “While delivering this record performance, we remain committed to investing strategically and building the business for the long-term. Our goal is to continue to provide outstanding value to our shareholders while creating significant opportunities and enhanced capabilities for our clients, colleagues and communities.”

Financial Highlights

September 30, 2016 compared to September 30, 2015

●	Total assets increased by $50.3 million, or 8%, to $657 million.

●	Net loans increased by $55.6 million, or 14%, to $442 million at September 30, 2016 compared to $387 million at September 30, 2015.

●	Total deposits increased by $42.7 million to $581 million at September 30, 2016.

●	Total shareholders’ equity increased by $7.1 million to $48.3 million.

●	Nonperforming loans decreased by $1.9 million to $3.1 million at September 30, 2016 from $5.0 million at September 30, 2015.

●	Nonperforming assets decreased by $1.7 million to $5.6 million at September 30, 2016 from $7.3 million at September 30, 2015.

●	The ratio of nonperforming loans to total loans decreased to 0.69% from 1.29% and the ratio of nonperforming assets to total assets decreased to 0.86% from 1.21%.

●	Annualized net charges-offs as a percent of average loans declined to 0.06% from 0.15%.

Three months ended September 30, 2016 compared to September 30, 2015

●	Net income increased by $357 thousand, or 22%, to $2.0 million.

●	Diluted earnings per share increased by 7 cents or 22%, to 39 cents.

●	Annualized return on average assets increased to 1.23% from 1.08%.

●	Annualized return on average equity increased to 16.3% from 15.7%.

●	Income before provision for taxes increased by $592 thousand, or 23%, to $3.2 million.

●	Net interest income increased by $596 thousand, or 11%, to $6.1 million.

●	Net interest margin increased to 4.20% from 4.08%.

Nine months ended September 30, 2016 compared to September 30, 2015

●	Net income increased by $1.2 million, or 29%, to $5.4 million.

●	Diluted EPS increased by $0.24, or 29%, to $1.06 from $0.82.

●	Annualized return on average assets increased to 1.18% from 0.99%.

●	Annualized return on average equity increased to 15.7% from 14.3%.

●	Income before provision for taxes increased by $1.9 million, or 28%, to $8.8 million.

●	Net interest income increased by $1.9 million, or 12%, to $17.7 million.

●	Net interest margin increased to 4.22% from 4.13%.

Asset Quality

Nonperforming loans at September 30, 2016 were $3.1 million, a decrease of $1.9 million, or 38%, from the $5.0 million balance at September 30, 2015. Nonperforming loans as a percentage of total loans decreased to 0.69% at September 30, 2016, down from 1.29% at September 30, 2015. Nonperforming assets (which are comprised of nonperforming loans, other real estate owned (“OREO”) and repossessed vehicle holdings (“OVO”)) at September 30, 2016 were $5.6 million, down $1.7 million, or 23%, from $7.3 million at September 30, 2015. Nonperforming assets as a percentage of total assets decreased to 0.86% at September 30, 2016, down from 1.21% at September 30, 2015.

During the nine months ended September 30, 2016 we recorded a provision for loan losses of $600 thousand, down $300 thousand from the $900 thousand recorded during the same period in 2015. Net charge-offs totaled $201 thousand during the nine months ended September 30, 2016 and $434 thousand during the same period in 2015. Annualized net charge-offs as a percentage of average loans decreased from 0.15% during the nine months ended September 30, 2015 to 0.06% during the current period. The allowance for loan losses totaled $6.5 million at September 30, 2016 and $5.9 million at September 30, 2015. The allowance for loan losses as a percentage of total loans decreased from 1.51% at September 30, 2015 to 1.45% at September 30, 2016.

Loans, Deposits, Investments and Cash

Net loans increased by $55.6 million, or 14%, to $442 million at September 30, 2016 up from $387 million at September 30, 2015. The three largest areas of growth in the Company’s loan portfolio were $32.4 million in commercial real estate loans, $9.2 million in agricultural loans and $9.0 million in commercial loans.

Total deposits increased by $42.7 million from $539 million at September 30, 2015 to $581 million at September 30, 2016. This increase includes growth of $24.9 million in non-interest bearing demand deposits, $6.4 million in interest bearing transaction accounts and $16.9 million in money market and savings accounts. Time deposits declined by $5.5 million to $49.6 million or 9% of total deposits. The Company has no brokered deposits.

Total investment securities were $100.6 million at September 30, 2016 and $89.4 million at September 30, 2015. Cash and due from banks was $77.0 million at September 30, 2016 and $94.0 million at September 30, 2015.

Shareholders’ Equity

Total shareholders’ equity increased by $7.1 million from $41.2 million at September 30, 2015 to $48.3 million at September 30, 2016. The $7.1 million increase was related to earnings during the twelve month period of $7.0 million, an increase in net unrealized gains on investment securities of $0.7 million and an increase of $0.3 million representing stock option activity. These items were partially offset by the repurchase of a portion of a warrant, in May of 2016, representing the right to purchase 150,000 shares of the registrant’s common stock at a cost of $0.9 million. The remaining warrant represents the right to purchase 150,000 shares of Plumas Bancorp common stock at an exercise price of $5.25 per share. The warrant is associated with the Bancorp’s subordinated debenture, which was fully paid in April, 2015.

Net Interest Income and Net Interest Margin

Net interest income, on a nontax-equivalent basis, was $6.1 million for the three months ended September 30, 2016, an increase of $596 thousand, or 11%, from $5.5 million for the same period in 2015. The increase in net interest income includes an increase of $587 thousand in interest income and a decline of $9 thousand in interest expense. The largest component of the increase in interest income was a $525 thousand increase in interest and fees on loans related to growth in the loan portfolio. The reduction in interest expense is related a reduction in the average balance of the Bancorp’s note payable from $5 million during the third quarter of 2015 to $2.6 million during the current quarter. Net interest margin for the three months ended September 30, 2016 was 4.20% an increase of twelve basis points from 4.08% during the three months ended September 30, 2015.

Net interest income, on a nontax-equivalent basis, for the nine months ended September 30, 2016 was $17.7 million, an increase of $1.9 million from the $15.8 million earned during the same period in 2015. Driven mostly by an increase in average loan balances, interest income increased by $1.7 million while interest expense, which benefited from the payoff of the Bancorp’s subordinated debenture in April, 2015, declined by $176 thousand. Net interest margin for the nine months ended September 30, 2016 increased nine basis points to 4.22%, up from 4.13% for the same period in 2015.

Non-Interest Income and Expense

During the three months ended September 30, 2016 non-interest income decreased by $53 thousand to $2.0 million. The largest component of this decrease was a decrease in gain on sale of SBA loans of $112 thousand from $617 thousand during the 2015 quarter to $505 thousand during the three months ended September 30, 2016. During the nine months ended September 30, 2016 non-interest income totaled $5.7 million, a decrease of $212 thousand from the nine months ended September 30, 2015. The largest components of this change were decreases of $194 thousand in gain on sale of SBA loans, $79 thousand in FHLB dividends and $53 thousand in loss/gain on sale of securities. The reduction in FHLB dividends was related to a June 2015 $88 thousand one-time special dividend from the FHLB.

During the three months ended September 30, 2016, non-interest expense totaled $4.7 million, an increase of $51 thousand from the third quarter of 2015. Increases in excess of $50 thousand include a $77 thousand increase in occupancy and equipment cost the largest portions of which were related to upgrading personal computers and costs associated with our new Reno, Nevada branch, a $67 thousand increase in marketing and related expenses and a $62 thousand decrease in gain on sale of OREO from a gain of $62 thousand during the 2015 quarter to no gain or loss during the current quarter. The largest decreases in non-interest expense were a $74 thousand reduction in OREO costs and a $70 thousand reduction in professional fees.

During the nine months ended September 30, 2016 non-interest expense increased by $29 thousand to $14.0 million. Increases in excess of $75 thousand include $104 thousand in marketing expense, $81 thousand in occupancy and equipment expense and $77 thousand in gain on sale of OREO from a gain of $73 thousand during the nine months ended September 30, 2015 to a loss of $4 thousand during the current period. The increase in marketing costs was mostly related to our Reno, Nevada branch. These items were mostly offset by a $166 thousand reduction in OREO costs and an $84 thousand reduction in professional fees. The decrease in OREO costs includes a reduction in average OREO balances and in the number of OREO properties owned. In addition, we are leasing out one of our larger OREO properties and the related rental income on this property significantly exceeds our costs associated with the property. The reduction in professional fees mostly relates to a decline in legal expense related to loan collection activities.

Founded in 1980, Plumas Bank is a locally owned and managed full-service community bank based in Northeastern California. The Bank operates twelve branches: eleven located in the California counties of Plumas, Lassen, Placer, Nevada, Modoc and Shasta and one branch in the Nevada County of Washoe. The Bank also operates five loan production offices: two located in the California Counties of Placer and Butte, one located in the Oregon County of Klamath, one located in the Washington County of King and one located in the Arizona County of Maricopa. Plumas Bank offers a wide range of financial and investment services to consumers and businesses and has received nationwide Preferred Lender status with the United States Small Business Administration. For more information on Plumas Bancorp and Plumas Bank, please visit our website at www.plumasbank.com.

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended and Plumas Bancorp intends for such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Future events are difficult to predict, and the expectations described above are necessarily subject to risk and uncertainty that may cause actual results to differ materially and adversely.

Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words "believe," "expect," "anticipate," "intend," "plan," "estimate," or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could," or "may." These forward-looking statements are not guarantees of future performance, nor should they be relied upon as representing management's views as of any subsequent date. Forward-looking statements involve significant risks and uncertainties and actual results may differ materially from those presented, either expressed or implied, in this news release. Factors that might cause such differences include, but are not limited to: the Company's ability to successfully execute its business plans and achieve its objectives; changes in general economic and financial market conditions, either nationally or locally in areas in which the Company conducts its operations; changes in interest rates; continuing consolidation in the financial services industry; new litigation or changes in existing litigation; increased competitive challenges and expanding product and pricing pressures among financial institutions; legislation or regulatory changes which adversely affect the Company's operations or business; loss of key personnel; and changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or other regulatory agencies.

In addition, discussions about risks and uncertainties are set forth from time to time in the Company’s publicly available Securities and Exchange Commission filings. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances.

Contact: Elizabeth Kuipers

Vice President, Marketing Manager & Investor Relations Officer
Plumas Bank
35 S. Lindan Ave.
Quincy, CA 95971
530.283.7305 ext.8912

investorrelations@plumasbank.com

PLUMAS BANCORP
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	As of September 30,
	2016	2015	Dollar Change	Percentage Change
ASSETS
Cash and due from banks	$77,048	$93,964	$(16,916)	-18.0%
Investment securities	100,618	89,391	11,227	12.6%
Loans, net of allowance for loan losses	442,399	386,838	55,561	14.4%
Premises and equipment, net	11,921	12,442	(521)	-4.2%
Bank owned life insurance	12,443	12,102	341	2.8%
Real estate acquired through foreclosure	2,517	2,265	252	11.1%
Accrued interest receivable and other assets	10,173	9,854	319	3.2%
Total assets	$657,119	$606,856	$50,263	8.3%

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits	$581,421	$538,754	$42,667	7.9%
Accrued interest payable and other liabilities	14,582	11,584	2,998	25.9%
Note payable	2,500	5,000	(2,500)	-50.0%
Junior subordinated deferrable interest debentures	10,310	10,310	-	0.0%
Total liabilities	608,813	565,648	43,165	7.6%
Common stock	5,818	6,422	(604)	-9.4%
Retained earnings	41,429	34,415	7,014	20.4%
Accumulated other comprehensive income, net	1,059	371	688	185.4%
Shareholders’ equity	48,306	41,208	7,098	17.2%
Total liabilities and shareholders’ equity	$657,119	$606,856	$50,263	8.3%

PLUMAS BANCORP
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)

FOR THE THREE MONTHS ENDED SEPTEMBER 30,	2016	2015	Dollar Change	Percentage Change
Interest income	$6,380	$5,793	$587	10.1%
Interest expense	254	263	(9)	-3.4%
Net interest income before provision for loan losses	6,126	5,530	596	10.8%
Provision for loan losses	200	300	(100)	-33.3%
Net interest income after provision for loan losses	5,926	5,230	696	13.3%
Non-interest income	1,993	2,046	(53)	-2.6%
Non-interest expense	4,709	4,658	51	1.1%
Income before income taxes	3,210	2,618	592	22.6%
Provision for income taxes	1,253	1,018	235	23.1%
Net income	$1,957	$1,600	$357	22.3%

Basic earnings per share	$0.40	$0.33	$0.07	21.2%
Diluted earnings per share	$0.39	$0.32	$0.07	21.9%

FOR THE NINE MONTHS ENDED SEPTEMBER 30,	2016	2015	Dollar Change	Percentage Change
Interest income	$18,457	$16,764	$1,693	10.1%
Interest expense	763	939	(176)	-18.7%
Net interest income before provision for loan losses	17,694	15,825	1,869	11.8%
Provision for loan losses	600	900	(300)	-33.3%
Net interest income after provision for loan losses	17,094	14,925	2,169	14.5%
Non-interest income	5,701	5,913	(212)	-3.6%
Non-interest expense	14,023	13,994	29	0.2%
Income before income taxes	8,772	6,844	1,928	28.2%
Provision for income taxes	3,405	2,674	731	27.3%
Net income	$5,367	$4,170	$1,197	28.7%

Basic earnings per share	$1.11	$0.87	$0.24	27.6%
Diluted earnings per share	$1.06	$0.82	$0.24	29.3%

PLUMAS BANCORP
SELECTED FINANCIAL INFORMATION
(Dollars in thousands, except per share data)
(Unaudited)

	September 30,
	2016	2015
QUARTERLY AVERAGE BALANCES
Assets	$632,710	$588,438
Earning assets	$580,570	$537,790
Investments	$99,470	$89,301
Loans	$437,818	$392,523
Deposits	$559,383	$522,303
Equity	$47,732	$40,364

CREDIT QUALITY DATA
Allowance for loan losses	$6,477	$5,917
Allowance for loan losses as a percentage of total loans	1.45%	1.51%
Nonperforming loans	$3,100	$5,024
Nonperforming assets	$5,639	$7,342
Nonperforming loans as a percentage of total loans	0.69%	1.29%
Nonperforming assets as a percentage of total assets	0.86%	1.21%
Year-to-date net charge-offs	$201	$434
Year-to-date net charge-offs as a percentage of average	0.06%	0.15%
loans, annualized

SHARE AND PER SHARE DATA
Basic earnings per share for the quarter	$0.40	$0.33
Diluted earnings per share for the quarter	$0.39	$0.32
Quarterly weighted average shares outstanding	4,868	4,824
Quarterly weighted average diluted shares outstanding	5,035	5,067
Basic earnings per share, year-to-date	$1.11	$0.87
Diluted earnings per share, year-to-date	$1.06	$0.82
Year-to-date weighted average shares outstanding	4,856	4,812
Year-to-date weighted average diluted shares outstanding	5,052	5,061
Book value per common share	$9.91	$8.54
Total shares outstanding	4,874	4,828

QUARTERLY KEY FINANCIAL RATIOS
Annualized return on average equity	16.3%	15.7%
Annualized return on average assets	1.23%	1.08%
Net interest margin	4.20%	4.08%
Efficiency ratio	58.0%	61.5%

YEAR-TO-DATE KEY FINANCIAL RATIOS
Annualized return on average equity	15.7%	14.3%
Annualized return on average assets	1.18%	0.99%
Net interest margin	4.22%	4.13%
Efficiency ratio	59.9%	64.4%
Loan to Deposit Ratio	76.9%	72.5%

PLUMAS BANK CAPITAL RATIOS
Tier 1 Leverage Ratio	9.3%	9.3%
Common Equity Tier 1 Ratio	12.1%	12.6%
Tier 1 Risk-Based Capital Ratio	12.1%	12.6%
Total Risk-Based Capital Ratio	13.3%	13.9%